Exhibit 7.11

January 28, 2007

To:                              Edge Acquisition, LLC
The Investor Members Listed on Schedule B

Re:          Acquisition of Educate, Inc.

Ladies and Gentlemen:

Reference is made to (1) the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Educate, Inc., a Delaware corporation (the “Company”), Edge Acquisition, LLC, a Delaware limited liability company (“Parent”), and Edge Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub, or its permitted assignees, will be merged with and into the Company (the “Merger”) and (2) the Limited Liability Company Agreement of Parent, dated as of the date hereof (the “Interim LLC Agreement”), by and among the Members named therein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement and the Interim LLC Agreement, as applicable. This letter is being delivered to the addressees in connection with the execution of the Merger Agreement by the Company, Parent and Merger Sub.

This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, and to cause to be purchased by each of the Persons listed on Schedule A hereto, Class A Units of Parent (“Subscribed Shares”) for an aggregate consideration consisting of the number of shares of Common Stock as set forth in the first column opposite such Person’s name on Schedule A (“Committed Shares” or the “Merger Commitment”) which shall have a value for purposes of determining the relative equity contributions of such Persons and the Investor Members as set forth in the second column opposite such Person’s name on Schedule A; provided, that none of the Persons listed on Schedule A hereto shall, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent other than the contribution of its Committed Shares (collectively, with respect to the undersigned and each of the Persons listed on Schedule A hereto, the “Commitment”).

The obligation of the undersigned to contribute, and each of the Persons listed on Schedule A hereto to contribute, the Commitment is subject to (a) the terms of this letter, and (b) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement and without waiver of any condition or amendment of the Merger Agreement that, in either case, is not consented to in writing by (1) the undersigned or (2)  the Controlling Members in accordance with the Interim LLC Agreement, and the funding of the Merger Commitment will occur contemporaneous with, or immediately prior to, the consummation of the Merger and the simultaneous issuance to the undersigned of the Subscribed Shares.

This letter, and the undersigned’s obligation to fund, and to cause the funding of, the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time the obligation will be discharged), (b) termination of the Merger Agreement, (c) the Members agreeing to simultaneously terminate this letter and the corresponding letters delivered by each of the Investor Members and (d) the assertion by the

Company or any of its affiliates in any litigation or other proceeding of any claim under any Limited Guarantee of any Investor Member or its affiliates in connection herewith. Notwithstanding the foregoing, in the event that the Merger Agreement is amended to effect a Change in Merger Consideration without the consent of the undersigned, such non-consenting signatory may terminate his, her or its Commitment and shall be released from any liability under this letter.

The undersigned represents and warrants to Parent that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter and to fulfill and perform the undersigned’s obligations hereunder; (ii) this letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms; (iii) the undersigned and the other Persons listed on Schedule A hereto are the record and beneficial owners of the Committed Shares, free and clear of any lien or encumbrance (other than those arising under this letter) and have full and unrestricted power to dispose of all of such Committed Shares as contemplated by this letter without the consent or approval of, or any other action on the part of, any other Person; (iv) other than the filing by the undersigned of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this letter by the undersigned, the consummation by the undersigned of the transactions contemplated hereby or compliance by the undersigned with any of the provisions hereof (1) requires any consent or other permit of, or filing with or notification to, any Governmental Entity or any other Person by the undersigned, (2) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which the undersigned is a party or by which the undersigned or any of the Committed Shares may be bound or affected, (3) violates any law or order or judgment of any governmental authority applicable to the undersigned or the Committed Shares, or (4) results in a lien or encumbrance upon any of the Committed Shares; and (v) the undersigned has not entered into any share disposition, commitment or other agreement or arrangement that is inconsistent with this letter (including the Commitment). The undersigned covenants and agrees that from and after the date hereof and for so long as this letter remains in effect, the undersigned shall not take or omit to take any action that would or would cause or result in any of the foregoing representations and warranties to become untrue.

The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of Parent and each Member, and any attempted assignment shall be null and void and of no force or effect. This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent and the undersigned and approved in writing by each Member.

This letter shall be binding on the undersigned solely for the benefit of the addressees, and nothing set forth in this letter shall be construed to confer upon or give to any Person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the Commitment or any provisions of this letter.

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Notwithstanding anything that may be expressed or implied in this letter, the addressees, by their acceptance of the benefits of this letter, covenant, agree and acknowledge that no Person other than the undersigned shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future agent, general or limited partner, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future agent, general or limited partner, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of the undersigned under this letter or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

This letter may only be enforced by the addressees at the direction of the Controlling Members, so long as such Controlling Members are not themselves in default of any of their respective obligations under their respective equity commitment letters or the Interim LLC Agreement.  Subject to the foregoing, Parent shall have no right to enforce this letter unless directed to do so by the Controlling Members in their sole discretion. Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.

This letter shall be treated as confidential and is being provided to the addressees solely in connection with the Merger. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Controlling Members. The foregoing notwithstanding, and without prejudice to the seventh paragraph of this letter, this letter may be provided to the Company if the Company agrees to treat this letter as confidential, except that the Company and the undersigned may disclose the existence of this letter to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger, including the Company Proxy Statement, Schedule 13E-3, any Schedule 13D filings by the undersigned and Other Filings.

The parties hereto intend for the contribution of the Committed Shares by the undersigned and the other Persons listed on Schedule A hereto to be treated as a rollover or other tax-free exchange (to the extent of stock received) under the Internal Revenue Code of 1986, as amended, and will treat such contribution as such for all tax purposes unless otherwise required by a change in applicable law.

This letter may be executed in counterparts and by facsimile transmission or by e-mail delivery of a “pdf” format data file.  This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another State to otherwise govern this Agreement. The parties hereto hereby (a) submit to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, to the personal jurisdiction of the United

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States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties hereto agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8.7 of the Merger Agreement, or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

/s/ Merrick Elfman
Merrick Elfman

Accepted and Acknowledged:

EDGE ACQUISITION, LLC

By:	/s/ Steven M. Taslitz
Name: Steven M. Taslitz
Title: President

[Signature Page to Rollover Equity Commitment Letter]

Schedule A

Person	Committed Shares	Committed Share Value
Elfman Gift Trust	20,256.00	$162,048.00
Wareham Gift Trust	12,756.00	$102,048.00

Schedule B

Investor Members

Sterling Capital Partners, L.P.

Sterling Capital Partners II, L.P.

Citigroup Capital Partners II 2007 Citigroup Investment, L.P.

Citigroup Capital Partners II Employee Master Fund, L.P.

Citigroup Capital Partners II Onshore, L.P.

Citigroup Capital Partners II Cayman Holdings, L.P.

CGI CPE LLC